FAX (403) 262-2790
1200, 530 - 8TH AVENUE S.W.	CALGARY, ALBERTA T2P 3S8	TELEPHONE (403) 262-2799

Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company - Canada, consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Triangle Petroleum Corporation (the “Company”) for the year ended January 31, 2008.  We further consent to the use of information contained in our report, as of January 31, 2008, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Annual Report on Form 10-K.

Yours very truly, “ORIGINAL SIGNED BY Ryder Scott Company-Canada” RYDER SCOTT COMPANY-CANADA

Calgary, Alberta, Canada
April 24, 2008

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